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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A
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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): October 9, 2001


                           NEVADA GOLD & CASINOS, INC.
               (Exact Name of Registrant as Specified in Charter)


            Nevada                                       88-0142032
            ------                                       ----------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


              3040 Post Oak Blvd., Suite 675, Houston, Texas 77056
              ----------------------------------------------------
                    (Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                     Name of Each Exchange on which
         to be Registered                       each Class is to be Registered
        -------------------                     ------------------------------
 Common Stock, par value $.12 per share             American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         This Registration Statement relates to the common stock, $.12 par value, of Nevada Gold & Casinos, Inc. (the "Company" or "Registrant"). Following is a description of the capital stock of the Company:

         The Company is authorized to issue up to 20,000,000 shares of common stock. The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

         The Company is also authorized to issue up to 5,000,000 shares of preferred stock, par value $.001 per share. Shares of preferred stock of the Company may be issued from time to time in one or more classes or series, each of which class or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated in a resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority vested in it.

ITEM 2.  EXHIBITS.

1. Nevada Gold & Casinos, Inc.'s Form 10-KSB for the fiscal year ended March 31, 2001.*

2.       Nevada Gold & Casinos, Inc.'s Form 10-QSB for the quarter ended
         June 30, 2001.*

3. Nevada Gold & Casinos, Inc.'s latest definitive proxy statement filed July 30, 2001.*

4a. Nevada Gold & Casinos, Inc.'s Amended and Restated Articles of Incorporation, as set forth in Exhibit A of the definitive proxy statement filed July 30, 2001.*

4b.      Nevada Gold & Casinos, Inc.'s Amended Bylaws, as set forth in
         Exhibit 3.5 of the Form 10-QSB for the quarter ended
         September 30, 1999.*

5. Specimen of Nevada Gold & Casinos, Inc.'s common stock, as filed in its Form S-8 filed June 4, 1999.*

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*        Incorporated by reference.






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                                    SIGNATURE





         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Nevada Gold & Casinos, Inc.








Date: October 9, 2001





By  /s/ H. Thomas Winn
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    H. Thomas Winn, Chief Executive
    Officer and President